Exhibit 10.1
AMENDMENT NO. 1 TO TRANSITION AND GENERAL RELEASE AGREEMENT

October 31, 2026
This Amendment No. 1 to Transition and General Release Agreement (this “Amendment”) is entered into by and between ATN International, Inc., a Delaware corporation (the “Company”) and Mary Mabey.
WHEREAS, Ms. Mabey serves as the Company’s Senior Vice President and General Counsel;
WHEREAS, the Company and Ms. Mabey entered into that certain Transition and General Release Agreement (“Transition Agreement”) on July 27, 2026, which set forth the terms and conditions of Ms. Mabey’s separation from service with the Company, which separation was to occur effective October 31, 2026;
WHEREAS, the Company desires for Ms. Mabey to continue to serve as, and Ms. Mabey desires to continue to serve as, the Company’s Senior Vice President and General Counsel through and until December 31, 2026 or such earlier date as subsequently determined by the Company in accordance with the Transition Agreement (the “Continued Service Period Extension”); and
WHEREAS, in connection with the Continued Service Period Extension, the Company and Ms. Mabey desire to enter into this Amendment No. 1 to the Transition Agreement to amend the Transition Agreement to memorialize the Continued Service Period Extension and confirm the Company’s and Ms. Mabey’s mutual agreement regarding the Severance Benefits (as defined in the Transition Agreement) to which Ms. Mabey may become entitled in connection with Ms. Mabey’s separation from service with the Company.
NOW, THEREFORE, the parties hereto, intending to be legally bound agree as follows:
1.Paragraph 1 of the Transition Agreement shall be amended in its entirety to read as follows:
“Transition Period & Last Day of Employment. If you timely sign this Transition Agreement, your last day of employment with the Company will be December 31, 2026, unless terminated earlier as provided below or extended by written agreement signed by you and the Company. During the period from the Effective Date of this Transition Agreement to your last day of employment (the “Transition Period”), (a) you will remain an employee receiving your full benefits and base salary, and (b) you will continue to fulfill your responsibilities to the Company as directed by the Chief Executive Officer (the “CEO”).”
2.Paragraph 2 of the Transition Agreement shall be amended in its entirety to read as follows:

“Termination Prior to December 31, 2026. Your employment may be terminated at any time prior to December 31, 2026 (a) by you for any reason, (b) by the Company for Cause as defined in the Executive Agreement dated as of March 9, 2023 between you and the Company (the “Executive Agreement”), or (c) by the Company without Cause (the actual date of your termination of employment for any reason, the “Termination Date”). If you terminate your employment prior to December 31, 2026, you agree to give the Company at least two weeks of written advance notice before your last day of employment. For the avoidance of doubt, should your employment terminate in accordance with Section 2(c) of this Agreement, you will receive the benefits set forth in Section 5 herein.”
3.Paragraph 5 of the Transition Agreement shall be amended in its entirety to read as follows:
“Severance Benefits. If (a) your employment is not terminated by you for any reason on or before December 31, 2026 or by the Company for Cause on or before December 31, 2026, (b) you timely execute and comply with the terms of this Transition Agreement, (c) you execute the General Release attached as Exhibit A within 21 days following the Termination Date and do not revoke it, (d) you return all Company property on your last day of employment or sooner if requested by the Company, and (e) you comply with your obligations under this Transition Agreement and your continuing obligations to the Company under the Executive Agreement, you will receive the following benefits (the “Severance Benefits”):
(a)Continued payment of your current base salary for the period beginning on the Termination Date and ending on December 31, 2027 (the “Severance Period”), payable to you in accordance with the Company’s regular payroll schedule in equal amounts over the Severance Period (i.e., $13,231 paid biweekly during the Severance Period). Payment shall commence on the first payroll date following the effective date of the General Release, and any amounts that would have otherwise been paid in accordance with the Company’s payroll schedule between the Termination Date and the first payment date shall be included with the first payment.
(b)You will be eligible to receive an annual incentive bonus for 2026 (the “2026 Bonus”), with a target value equal to 60% of your annual base salary calculated as follows: 50% of the 2026 Bonus shall be based on Company performance for the 2026 year, and 50% of the 2026 Bonus shall be based on your individual performance for the 2026 year. The 2026 Bonus shall be paid in 2027 at the time annual bonuses are paid to active Company employees.
(c)A one-time cash bonus equal to $100,000, which shall be payable to you in a lump sum within 30 days following the Termination Date.
(d)During the Severance Period, if you (i) timely elect COBRA continuation coverage, (ii) timely remit premium payments, and (iii) remain eligible for COBRA continuation coverage under the Company’s group health plan, you shall only be required to pay active employee rates, as in effect from time to time; provided that, if this arrangement causes you or the Company to incur adverse tax consequences or penalties under applicable law, then during the Severance Period, the Company will reimburse you on an after-tax basis for each COBRA premium paid by you, to the extent such payment exceeds active employee rates for such coverage. Any such reimbursement will be paid on a monthly basis. In all events, if you elect to continue COBRA continuation coverage after the Severance Period ends, you will be required to pay the full COBRA premium rate for such coverage for the remainder of the COBRA continuation period.
4.Except as modified herein, all provisions of the Transition Agreement shall remain in full force or effect.

ATN International, Inc.

By: /s/ Naji Khoury
Name: Naji Khoury
Title: Chief Executive Officer

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Mary Mabey
Mary Mabey